EXHIBIT 10.64

Notice of Grant of Stock Option	MANUGISTICS GROUP, INC.
and Option Agreement	ID: 52-1469385
9715 Key West Avenue
Rockville, MD 20850

First_Name Last_Name	Grant Number:	Option#
Address	Plan:	Plan Name
City, State Zip	ID:	ID#
Country

Dear First_Name:

Effective  Grant_Date  you have been granted a Non-Qualified Stock Option to buy Number_ of _Shares shares of Manugistics Group, Inc. (the “Company”) stock at an exercise price of  $Price per share, with an expiration date of Expiration_ Date .    The total option price of the shares granted is $Total_Option_Cost.

The shares will vest quarterly over five years on the last day of each calendar quarter beginning on the last day of the first calendar quarter ending after the date of grant.

To the extent shares are vested, you may exercise the Stock Option in minimum increments of 50 shares or, if fewer, the total number of shares then exercisable.  At the time of exercise, you are required to pay the exercise price and the applicable taxes by cash or check in U.S. dollars.

If you leave the Board of Directors you shall forfeit the portion of the Stock Option that has not vested on the last day of your Board service; provided that if you are asked to resign from the Board, other than for Cause, or you are not nominated for election to an additional term on the Board, other than for Cause, no portion of the Stock Option shall be forfeited upon termination of your Board service; and provided further that if your Board service is terminated by your death, the executor or administrator of your estate shall have the right to exercise within one year of your date of death all or any part of the portion of the Stock Option that were vested on the date of your death.  “Cause” shall be defined as a good faith determination by the Board that you, in or related to the performance of your duties, have not acted in good faith and in a manner to be in or not opposed to the best interests of the Company.

By your acceptance, you agree that this Stock Option is granted under the 1998 Amended and Restated Stock Option Plan (the “Plan”) and is governed by this Option Agreement and the terms and conditions of the Plan, including without limitation the Change in Control provisions of Section 9 of the Plan.  A copy of the Plan is incorporated by this reference and can be found in the your Grant Package.  As stated in Section 5(c) of the Plan, any interpretations, decisions, or actions made by the Committee administering the Plan will be final, conclusive and binding

Please electronically accept this Notice of Grant and print a copy for your records.

Name: